PLAY CO. TOYS & ENTERTAINMENT CORP.
                               550 Rancheros Drive
                              San Marcos, CA 92069

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           To Be Held on June 30, 1997

To the Shareholders of
 PLAY CO. TOYS & ENTERTAINMENT CORP.

         NOTICE IS HEREBY GIVEN that a Special Meetings of Shareholders of PLAY CO. TOYS & ENTERTAINMENT CORP. (the "Corporation") will be held at the offices of Klarman & Associates, 14 East 60th Street, New York, New York, on June 30, 1997 at 11:00 a.m. New York time, for the following purposes:

     1. To vote on the proposal to reverse-spilt the Corporation's outstanding shares on a 1 for 3 basis.

     2. To vote on a proposal to amend the Company's Certificate of Incorporation to amend the rights and preferences of the Series E Preferred Stock to (i) eliminate the Series E Class I Preferred Stock (ii) eliminate the dividend and (iii) change the conversion ratio from 20 to 1 to 6 to 1.

     3. To vote on a proposal to authorized the issuance of up to 1,000,000 shares of the Company's Series E Class II Preferred Stock by the Company for sale in an initial public offering.

     4.To transact such other business as may properly be brought before the meeting or an adjournment thereof.

         The close of business on May 5, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment thereof.

         You are cordially invited to attend the meeting. Whether or not you plan to attend, please complete, date and sign the accompanying proxy and return it promptly in the enclosed envelope to assure that your shares are represented at the meeting. If you do attend, you may revoke any prior proxy and vote your shares in person if you wish to do so. Any prior proxy will automatically be revoked if you execute the accompanying proxy or if you notify the Secretary of the Corporation, in writing, prior to the Special Meeting of Shareholders.

                                              By order of the Board of Directors

                                                       Angela Burnett, Secretary
Dated: June 6, 1997

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                               550 Rancheros Drive
                              San Marcos, CA 92069


                                 PROXY STATEMENT

                                       FOR

                         Special Meeting of Stockholders
                           To Be Held on June 30, 1997



          This proxy statement and the accompanying form of proxy have been mailed on June 6, 1997 to the stockholders of record on May 5, 1997 of Play Co. Toys & Entertainment Corp., a Delaware corporation (the "Corporation") in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Special Meeting to be held on June 30, 1997 and at any adjournment thereof.

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     Shares of the Corporation's common stock, par value $.01 per share (the "Common Stock") represented by an effective proxy in the accompanying form will, unless contrary instructions are specified in the proxy, be voted FOR (i) the proposal to reverse-spilt the Corporation's outstanding shares on a 1 for 3 basis (ii) to vote on a proposal to amend the Company's Certificate of Incorporation to amend the rights and preferences of the Series E Preferred Stock to (a) eliminate the dividend, (b) eliminated the Series E Class I Preferred Stock and (c) change the conversion ratio on the shares of Series Preferred Stock from 20 to 1, to 6 to 1 and (iii) to vote on a proposal to authorize the issuance of up to 1,000,000 shares of the Company's Series E Class II Preferred Stock by the Company for sale in an initial public offering.

     Any such proxy may be revoked at any time before it is voted. A stockholder may revoke this proxy by notifying the Secretary of the Corporation either in writing prior to the Special Meeting or in person at the Special Meeting, by submitting a proxy bearing a later date or by voting in person at the Special Meeting. An affirmative vote of a plurality of the shares of Common Stock, present in person or represented by proxy, at the Special Meeting and entitled to vote thereon is required to elect the Directors. A stockholder voting through a proxy who abstains with respect to the election of Directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect a negative vote, but a stockholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the election of Directors shall not be considered present and entitled to vote on the election of Directors. A stockholder voting through a proxy who abstains with respect to approval of any other matter to come before the meeting is considered to be present and entitled to vote on that matter and is in effect a negative vote, but a stockholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on any such matter shall not be considered present and entitled to vote thereon.

     The Corporation will bear the cost of the solicitation of proxies by the Board of Directors. The Board of Directors may use the services of its Executive Officers and certain Directors to solicit proxies from stockholders in person and by mail, telegram and telephone. Arrangements may also be made with brokers, fiduciaries, custodians, and nominees to send proxies, proxy statements and other material to the beneficial owners of the Common Stock held of record by such persons, and the Corporation may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

     The Corporation's quarterly report on Form 10-QSB for the nine months ended December 31, 1996 is annexed to this Proxy Statement. The Company's annual report for the fiscal year ended March 31, 1996, including audited financial statements will be mailed separately to stockholders upon the completion of such report.

     The  principal  executive  offices of the  Corporation  are  located at 550
Rancheros  Drive,  San Marcos,  CA 92069 the  Corporation's  telephone number is
(619) 471-4505.

                               RECENT DEVELOPMENTS

     On January 16, 1997 Play Co. Toys & Entertainment Corp. (the "Company") announced the acquisition of substantially all of the assets of Toys International, Inc. ("Toys"). The acquisition in principal included the assignment to the Company of the three store leases held by Toys and all of its inventory. The funding for the purchase of the stores was received through the exercise by Europe American Capital Corp. ("EACC") of its option to purchase shares of the Company's Series E Class I Preferred Stock. The funding required was approximately $1,200,000 whereby the Company issued an aggregate of 1,200,000 shares of its Series E Preferred Stock to EACC and its assigns.

     In April 1997, EACC issued an additional letter of credit to Congress Financial Corporation (Western) ("Congress") in the amount of $1,000,000 as security for Congress extending additional credit advances in such amount from Congress. EACC did not receive any compensation for the issuance of this letter of credit.

     In April 1997, the Company signed a lease to open a new store in Clairmont, California, which facility should be opened in 3rd quarter of this year.

                    VOTING SECURITIES AND SECURITY OWNERSHIP
                   OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The securities entitled to vote at the meeting are the Common Stock, par value $.01 par value per share. The presence, in person or by proxy, of a majority of shares entitled to vote will constitute a quorum for the meeting. Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders. The close of business on May 5, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof. At that date, 12,250,556 shares of Common Stock were outstanding. Voting of the shares of Common Stock is on a non-cumulative basis.

     The following table sets forth information as of May 5, 1997, with respect to the beneficial ownership of shares of Common Stock by (i) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), known by the Corporation to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director, and (iii) all Officers and Directors as a group. Except to the extent indicated in the footnotes to the following table, each of the individuals listed below possesses sole voting power with respect to the shares of Common Stock listed opposite his name.

Name and Address of                         Amount and Nature of
Beneficial Owner                            Beneficial Ownership           Percentage of Class (%)

Harold Rashbaum                             --                             --
c\o Play Co. Toys &
 Entertainment Corp.
550 Rancheros Drive
San Marcos, CA

Shiekhar Boodram
c\o Play Co. Toys &
 Entertainment Corp.
550 Rancheros Drive
San Marcos, CA                              --                             --

Mister Jay Fashions                         7,258,742                      59.3
International, Inc. (1)
448 West 16th Street
New York, NY 10011

Multimedia Concepts                         --(2)                          --
International, Inc.
448 West 16th Street
New York, NY 10011

Europe American Capital                     --(3)                          --
Foundation
Box 47
Tortola, BVI
All Officers and Directors as               76,762                         *
a group (4 persons) (1) - (4)


  * Less than 1%

     (1) Does not include 4,500,000 (1,350,000 after the 1 for 3 reverse stock split) shares issuable, at any time, upon the exercise of 225,000 shares of the Series E Preferred Stock. Includes 578,742 shares issued to Mister Jay upon the distribution of the Playco shares by American Toys, Inc.

     (2) Does not includes 15,500,000 (4,818,420 after the 1 for 3 reverse stock split) shares issuable, at any time, upon the exercise of 803,070 shares of the Series E Preferred Stock.

     (3) Does not includes 23,450,000 (1,350,000 after the 1 for 3 reverse stock split) shares issuable, at any time, upon the exercise of 7,035,000 shares of the Series E Preferred Stock.

          It is expected that the following will be considered at the meeting and action taken thereon.

                             I. REVERSE-STOCK SPLIT

         Management of the Corporation is of the opinion that a reverse-spilt of the Corporation's stock 1 for 3 (1 new share for every 3 old shares) is in the best interests of the Corporation's shareholders. All fractional shares will be rounded up or down to the nearest whole shares. No cash will be paid for any fractions of shares.

         In the September 1996 management of the Company realized the need for change in its corporate focus. Management found there was a large demand for educational and promotional toys and collectibles, and decided to change its business plan to focus on these markets. To this end, the Company has acquired three new stores through its purchase of Toys International, Inc., opened a flagship store Santa Clarita California and has developed a new store design and marketing format which provides an interactive setting together with a retail operation. This new format includes opening its new stores primarily in malls instead of strip center, where most of its current stores are located. Primarily the financing for the Company's operations including (i) the acquisition of Toys International, Inc., (ii) the opening of the Santa Clarita store, (iii) the redesign of three existing stores and (iv) financing of the Company's losses, has come from the proceeds of EACC exercising its option to purchase shares of the Company's Series E Class I Preferred Stock and from the additional financing received from Congress based upon an additional $1,000,000 letter of credit received from EACC.

         Based on the limited time that items (i) through (iii) have been implemented the Company has shown increased same store sales and higher profit margins. The Company now desires to continue this process and needs additional funds to continue with its business plan. Management believes that its new format is viable and has approached several investment banking firms to raise additional capital for the Company. See "Proposal III." The Company in its current fiscal year is attempting to open 4 new stores and renovate and redesign 5 existing stores. The Company's goal is to have twenty stores by the end of fiscal 1997, of which 16 stores shall be operating under the new corporate focus.

         Since the Company's Common Stock is trading around $1.00 per share, management believes that by offering additional shares or securities convertible into shares of Common Stock, it would decrease substantially the market price of its shares and risk being delisted from Nasdaq. Currently, the Corporation's Common Stock is quoted on the Nasdaq SmallCap Stock Market ("Nasdaq"). In order to continue to have its securities listed on Nasdaq, the Corporation is required to maintain (i) total assets of at least $2,000,000, (ii) total stockholders' equity of $1,000,000, (iii) a minimum bid price of $1.00, (iv) one market maker,
(v) 300 stockholders, (vi) at least 100,000 shares in the public float and (vii) a minimum market value for the public float of $200,000. In the event the Corporation's Common Stock is delisted from the Nasdaq, trading, if any, of the Corporation's securities would thereafter be conducted in the over-the-counter market on the OTC Bulletin Board. Consequently, an investor may find it less liquid, therefore, being more difficult to dispose of, or to obtain accurate quotations as to the price of the Corporation's securities. In effecting this reverse stock split the Company anticipates that it will be able to obtain additional equity capital and continue to maintain its Nasdaq listing. The reverse-split will be effected by reducing its present issued and outstanding shares from approximately 12,250,556 shares to approximately 4,083,519 shares. The effective date for purposes of calculating the reverse-split would be as soon as practical after the meeting date as Nasdaq could effect the reverse split within its systems.

         The affirmative vote of the holders of a majority of the shares of the Common Stock issued and outstanding on the record date, voting together as a single class, is required for the approval of this proposal. The Directors and Officers of the Corporation and other principal stockholders owning of record, beneficially, directly and indirectly, an aggregate of approximately 59.9% of such shares outstanding on the record date, have agreed to vote in favor of approval of this proposal.

         The Board of Directors recommends that you vote "FOR" this Proposal.

                                       II.
          PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION
          TO AMEND THE RIGHTS AND PREFERENCES OF THE SERIES E PREFERRED STOCK TO (I) ELIMINATE THE SERIES E CLASS I PREFERRED STOCK, (II) ELIMINATE THE DIVIDEND AND (III) CHANGE THE CONVERSION RATIO FROM
                               20 TO 1 TO 6 TO 1.

         Management of the Corporation is of the opinion that an amendment to the rights and preferences of the Series E Preferred Stock to (i) eliminate the Series E Class I Preferred Stock (ii) eliminate the dividend on the Series E Preferred Stock and (iii) decrease the conversion ratio from 20 to 1 to 6 to 1 is in the best interests of the Company's stockholders.

         Pursuant to the Company's Annual Meeting in May, 1996, the Company's stockholders approved the authorization of up to 20,000,000 shares of a class of preferred stock designated as the Series E Preferred Stock. Management sought this approval in connection with the Congress financing transaction, as described below. The Company in its negotiations with Congress Financial Corporation (Western)("Congress"), was requested to provide a $2,000,000 letter of credit, or similar quality security, as security for the financing. The Company was in poor financial condition and management had limited access to capital. The Company, through Ilan Arbel, a former director of the Company, contacted Europe American Capital Corp. ("EACC") for this letter of credit, which it agreed to give. As compensation for this letter of credit EACC requested an option to purchase 20,000,000 shares of a preferred stock with the rights and preferences set forth in the Series E Preferred Stock.

         Pursuant to an information statement mailed to the stockholders in July 1996, the Company amended the rights and preferences of the Series E Preferred Stock to designate 2 classes, the "Series E Class I" and the "Series E Class II", the difference being the Series E Class I would be convertible immediately and the Series E Class II would remain convertible two years from issuance. Management decision to change the conversion feature with respect to the Series E Class I shares was based on its immediate need for financing. EACC had agreed to exercise its option and purchase shares of the Series E Preferred Stock if the shares were immediately convertible. The Company needed the financing in order to effect its business plan and to support its continued losses.

         The Company has discussed its capital needs with several investment banking firms in order to raise additional capital. These discussions have lead management to restructure its capitalization in anticipation of raising additional funds. Management has addressed its needs with EACC and EACC has agreed to terminate its option to purchase shares of the Series E Preferred Stock, as of the effective date of the initial public offering of the Company's securities. Prior thereto EACC would only exercise its option to the extend the Company needed funding for operations prior to the initial public offering. EACC would continue to maintain the $2,000,000 and $1,000,000 letters of credit issued in February 1996 and April 1997, respectively. In addition, EACC would agree to have its Series E Class I Preferred Stock converted to Series E Class II Preferred Stock inclusive of a two year lock-up and a waiver of all dividend rights, including those which may have accrued.

         Upon the consummation of this Proposal II, in the event that EACC does not exercise any additional shares of the Series E Preferred Stock, the Company would have ________ shares of its Series E Preferred Stock outstanding and up to an additional 1,000,000 authorized for issuance upon the Company consummating an offering as described in Proposal III below.

         The affirmative vote of the holders of a majority of the shares of the Common Stock issued and outstanding on the record date, voting together as a single class, is required for the approval of this proposal. The Directors and Officers of the Corporation and other principal stockholders owning of record, beneficially, directly and indirectly, an aggregate of approximately 59.9% of such shares outstanding on the record date, have agreed to vote in favor of approval of this proposal

         The Board of Directors recommends that you vote "FOR" this Proposal.


                                      III.
            TO VOTE ON A PROPOSAL TO AUTHORIZED THE ISSUANCE OF UP TO
       1,000,000 SHARES OF THE COMPANY'S SERIES E CLASS II PREFERRED STOCK
             BY THE COMPANY FOR SALE IN AN INITIAL PUBLIC OFFERING.

         As described in the proxy statement mailed to the Company's stockholders with respect to the May 1996 meeting , the stockholders authorized an amendment to the Company's certificate of incorporation to authorized up to 20,000,000 shares of a Series E Preferred Stock, which was amended to 10,000,000 of each of the Series E Class I and Series E Class II, however, management stated that though approved, the Company would only amend the certificate to authorize shares as EACC option was exercised. None of the authorized shares were to be issued except through the exercise by EACC of its option. The Company is now proposing to offer to the public up to an aggregate of 1,000,000 shares of its Series E Class II Preferred Stock in an offering to raise additional capital.

         The Company believes that it is at the stage where its turnaround is predicated only on its ability to obtain the funds to complete its new business plan The Company's recent acquisition and new store as well as its redesigned stores have provided increased sales and high profit margins on a store by store basis, in the limited amount of time they have been operating under this new concept, however, the Company is still incurring loses. The Company is seeking to close unprofitable stores and redesign stores it believes have the ability to prosper under this new plan. In addition, the Company is focusing on opening stores in highly trafficked malls instead of strip centers. Through the financing efforts of EACC ($3,000,000 in letters of credit securing the Congress financing and approximately $3,700,000 in funding) the Company has managed to change its direction. The changes listed in Proposals I and II are for the benefit of the Company's stockholders and are being implemented with the consent of EACC in the anticipation that the Company will be able to raise additional funds as described in this Proposal III. The Company has had preliminary discussions with several investment banking firms and through the capital re-structuring changes proposed in Proposals I and II above believe that this structure will enable to complete an offering.

         The affirmative vote of the holders of a majority of the shares of the Common Stock issued and outstanding on the record date, voting together as a single class, is required for the approval of this proposal. The Directors and Officers of the Corporation and other principal stockholders owning of record, beneficially, directly and indirectly, an aggregate of approximately 59.9% of such shares outstanding on the record date, have agreed to vote in favor of approval of this proposal

         The Board of Directors recommends that you vote "FOR" this Proposal.


                   EXECUTIVE COMPENSATION AND RELATED MATTERS

Summary of Cash and Certain Other Compensation

         The following provides certain information concerning all Plan and Non-Plan (as defined in Item 402 (a)(ii) of Regulation S-B) compensation awarded to, earned by, paid by the Company during the years ended March 31, 1996, 1995 and 1994 to each of the named executive officers of the Company.

                           Summary Compensation Table

                               Annual Compensation

(a)                                     (b)                 (c)              (d)                   (e)

Name and Principal                                                                                 Other Annual
Position                                Year                Salary($)        Bonus($)(1)           Compensation($)
-----------------------                 ----                ---------        -----------           ---------------

Richard Brady                           1996                117,230          -                     7,979(2)
Chief Executive Officer,                1995                120,000          -                     7,829(2)
   President and Director               1994                114,450          -                     7,229(2)

Thomas Davidson                         1996(3)             79,203           -                     5,793(4)
President and Director                  1995                120,000          -                     8,690(4)
                                        1994                120,000          -                     8,090(4)

     (1) No bonuses were paid during the periods herein stated.

     (2) Includes an automobile allowance of $6,600 for 1996, 1995 and 1994, respectively, and the payment of life insurance premiums of $1,379, $1,888, and $629, for 1996, 1995 and 1994, respectively.

     (3) Mr. Davidson resigned as both the President and as a Director effective November 28, 1995.

     (4) Includes automobile allowance of $4,800, $7,200 and $6,600 for 1996, 1995 and 1994, respectively, and the payment of life insurance premiums of $993, $1,489 and $2,090 for 1996, 1995 and 1994, respectively.

Employee Benefit Plan

         1994 Stock Option Plan

         During 1994, the Corporation adopted the Corporation's 1994 Stock Option Plan (the "Option Plan"). The Board believes that the Option Plan is desirable to attract and retain executives and other key employees of outstanding ability. Under the Option Plan, options to purchase an aggregate of not more than 150,000 shares of Common Stock may be granted from time to time to key employees, Officers, Directors, advisors and independent consultants to the Corporation and its subsidiaries. On June 1, 1994, an option to purchase 10,000 shares of Common Stock were granted to Angela Burnett, which option is exercisable at $2.10 per share. The option vested in full on June 1, 1995 and may be exercised to purchase all shares pursuant thereto. No other options have been granted date.

         The Board of Directors is charged with administration of the Option Plan, the Board is generally empowered to interpret the Option Plan, prescribe rules and regulations relating thereto, determine the terms of the option agreements, amend them with the consent of the optionee, determine the employees to whom options are to be granted, and determine the number of shares subject to each option and the exercise price thereof. The per share exercise price for incentive stock options ("ISOs") will not be less than 100% of the fair market value of a share of the Common Stock on the date the option is granted (110% of fair market value on the date of grant of an ISO if the optionee owns more than 10% of the Common Stock of the Corporation).

         Options will be exercisable for a term determined by the Board which will not be less than one year. Options may be exercised only while the original grantee has a relationship with the Corporation or a subsidiary of the Corporation which confers eligibility to be granted options or up to ninety (90) days after termination at the sole discretion of the Board. In the event of termination due to retirement, the Optionee, with the consent of the Board, shall have the right to exercise his option at any time during the thirty-six
(36) month period after such retirement. Options may be exercised up to thirty-six (36) months after death or total and permanent disability. In the event of certain basic changes in the Corporation, including a change in control of the Corporation (as defined in the Option Plan) in the discretion of the Board, each option may become fully and immediately exercisable. ISOs are not transferable other than by will or the laws of descent and distribution. Options may be exercised during the holder's lifetime only by the holder, his or her guardian or legal representative.

         Options granted pursuant to the Option Plan may be designated as ISOs, with the attendant tax benefits provided under Section 421 and 422A of the Internal Revenue Code of 1986. Accordingly, the Option Plan provides that the aggregate fair market value (determined at the time an ISO is granted) of the Common Stock subject to ISOs exercisable for the first time by an employee during any calendar year (under all plans of the Corporation and its subsidiaries) may not exceed $100,000. The Board may modify, suspend or terminate the Option Plan; provided, however, that certain material modifications affecting the Option Plan must be approved by the stockholders, and any change in the Option Plan that may adversely affect an optionee's rights under an option previously granted under the Option Plan requires the consent of the optionee.

1994 401(k) Employee Stock Option Plan ("ESOP")

         In May 1994, the Corporation adopted corporate resolutions approving a 401(k) Employee Stock Ownership Plan (the "Plan") which Plan covers substantially all employees of the Corporation. The Plan was filed on July 14, 1995 with the Internal Revenue Service, which Plan includes provisions for both an Employee Stock Ownership Plan ("ESOP") and a 401(k) Plan. The ESOP will allow only contributions by the Corporation, which can be made annually at the discretion of the Corporation's Board of Directors. The ESOP has been designed to invest primarily in the Common Stock. The 401(k) portion of the Plan will be contributed to by the employees of the Corporation through payroll deductions. The Corporation does not intend to match contributions to the 401(k). Contributions to the ESOP may result in an expense, resulting in a reduction in earnings, and may dilute the ownership interest of persons who currently own securities of the Corporation. On January 26, 1995, Messrs. Brady and Davidson and Atoys contributed an aggregate of 40,000 shares of the Common Stock to the Plan.

Certain Relationships and Related Transactions

         On January 30, 1996, pursuant to the requirements of the Loan Agreement with Congress, U.S. Wireless Corporation (formerly American Toys, Inc.), converted all $1,400,000 of debt owed by the Corporation into equity. In exchange for the debt, American Toys, Inc. agreed to receive from the Corporation one share of preferred stock, with the right to vote elect 2/3 of the Corporation's board of directors, upon receipt of stockholder approval. In August 1996 the share of preferred stock was converted into 1,157,028 shares of the Company's Common Stock based on the initial amount of the debt divided by the average price of the shares for a 90 day period prior to the conversion. This was performed in order for American Toys, Inc., to spin such shares off to its stockholders and divest its interest in the Company.

         In February 1996, pursuant to the terms of the Congress Financing, EACC delivered to Congress a $2,000,000 letter of credit ("L/C"). EACC is an affiliate of Ilan Arbel, the Corporation's Chairman of the Board. The Congress Financing is also guaranteed by Mister Jay Fashions International, Inc., the majority stockholder of the Corporation. As compensation for the issuance of the L/C the Corporation granted to EACC options, subject to stockholder approval,
(i) to purchase up to an aggregate of 1,250,000 shares of Common Stock of a purchase price of 25% of the closing bid price for the Common Stock on the last business day prior to exercise, for a period of six months from issuance and
(ii) to purchase up to an aggregate of 20,000,000 shares of the Corporation's preferred stock, designated as the "Series E Preferred Stock".

         From October 1996 to May 1997, Europe American Capital Corporation ("EACC"), an affiliate of the Ilan Arbel, a director of the Company, has exercised its option and purchased an aggregate of __________ shares of the Series E Class I Preferred Stock for $___________. The proceeds of the funds received for such investment enabled the Company to acquire the assets of Toys International, Inc., finance the opening of a new store in Santa Clarita, California and the redesign of 3 other locations and to support continued losses

         In April 1997, EACC issued an additional $1,000,000 letter of credit to Congress Financial Corporation (Western) as security, which has enabled the Company to receive additional advances in such amounts from Congress. EACC has not received any compensation



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for the issuance of these letters of credit.


                              FINANCIAL INFORMATION

         ENCLOSED HEREIN ARE THE UNAUDITED FINANCIAL STATEMENTS OF THE COMPANY FOR THE NINE MONTHS ENDED DECEMBER 31, 1996. A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED MARCH 31, 1997, AS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT THE ACCOMPANYING EXHIBITS TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST THEREFOR SENT TO ANGELA BURNETT, SECRETARY, PLAY CO. TOYS & ENTERTAINEMT CORP., 550 RANCHEROS DRIVE, SAN MARCOS, CA 92069. EACH SUCH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT AS OF MAY 5, 1997 THE PERSON MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF SHARES OF THE CORPORATION'S COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING OF STOCKHOLDERS.

                               IV. OTHER BUSINESS

          As of the date of this proxy statement, the only business which the Board of Directors intends to present, and knows that others will present, at the Special Meeting is that herein above set forth. If any other matter or matters are properly brought before the Special Meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

                                             By Order of the Board of Directors,

                                                                  Angela Burnett
                                                                       Secretary
June 6, 1997

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES OF AMERICA.





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